Exhibit 10.31
Execution Copy
CREDIT AGREEMENT
by and between
UNIVERSAL ELECTRONICS INC.
and
U.S. BANK NATIONAL ASSOCIATION
Dated as of December 23, 2009

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Section 6.17. Revolving Loan Proceeds	33
Section 6.18. Sale and Leaseback Transactions	33
Section 6.19. Rate Protection and Foreign Currency Hedging Agreements	33

ARTICLE VII. EVENTS OF DEFAULT AND REMEDIES	33

Section 7.1. Events of Default	33
Section 7.2. Remedies	35
Section 7.3. Deposit Accounts; Offset	35

ARTICLE VIII. MISCELLANEOUS	36

Section 8.1. Modifications	36
Section 8.2. Expenses	36
Section 8.3. Waivers, Etc.	36
Section 8.4. Notices	36
Section 8.5. Taxes	37
Section 8.6. Successors and Assigns; Participations; Purchasing Banks	37
Section 8.7. Confidentiality of Information	38
Section 8.8. Governing Law and Construction	39
Section 8.9. Consent to Jurisdiction	39
Section 8.10. Judicial Reference Agreement	39
Section 8.11. Survival of Agreement	41
Section 8.12. Indemnification	41
Section 8.13. Captions	42
Section 8.14. Entire Agreement	42
Section 8.15. Counterparts	42
Section 8.16. Borrower Acknowledgements	42
Section 8.17. Interest Rate Limitation	42
List of Exhibits and Schedules	1

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CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 23, 2009, is by and between UNIVERSAL ELECTRONICS INC., a corporation organized under the laws of the State of Delaware (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (and such meanings apply to both the singular and plural forms of the term defined, as the context requires):
     “Advance”: Any portion of the outstanding Revolving Loans by the Bank as to which one of the available interest rate options and, if pertinent, a Loan Period, is applicable. An Advance may be a LIBOR Rate Loan or a Prime Rate Loan.
     “Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by, or is under common control with the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests (or if such Person is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers, and partners. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
     “Applicable Margin”:
     (a) For LIBOR Rate Loans: 1.8%.
     (b) For Prime Rate Loans: 0%.
     “Acquisition”: Any acquisition of the assets or Equity Interests of another Person in one or more transactions.
     “Acquisition Target”: The Person from which beneficial ownership of assets or Equity Interests of another Person is acquired in an Acquisition.
     “Bank”: As defined in the opening paragraph hereof.
     “Banking Day”: Any day (other than a Saturday, Sunday, or federal or state legal holiday in the State of California) on which banks are permitted to be open in the State of California and New York City, New York.

     “Board”: The Board of Governors of the Federal Reserve System or any successor thereto.
     “Borrower”: As defined in the opening paragraph hereof.
     “Capital Expenditures”: For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant, and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement, or betterment of land, buildings, machinery, equipment, or any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials and contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.
     “Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitutes Capitalized Lease Obligations.
     “Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board). For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
     “Cash Flow Leverage Ratio”: At any time of determination, the ratio of (a) interest-bearing Indebtedness to (b) EBITDA.
     “Change of Control”: The occurrence, after the Effective Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of the Borrower representing 30% or more of the combined voting power of all Equity Interests of the Borrower entitled to vote in the election of directors; (b) during any period of up to twelve consecutive months, whether commencing before or after the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Borrower ceasing for any reason to constitute a majority of the board of directors of the Borrower (other than by reason of death, disability, or scheduled retirement); or (c) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement that upon consummation will result in its or their acquisition of, control over Equity Interests of the Borrower representing 30% or more of the combined voting power of all Equity Interests of the Borrower entitled to vote in the election of directors.

     “Charges”: As defined in Section 8.17.
     “Code”: The Internal Revenue Code of 1986, as amended.
     “Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital, or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
     “Current Liabilities”: As of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.
     “Default”: Any event that with the giving of notice (whether such notice is required under Section 7.1, under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.
     “EBITDA”: For any period of determination, the consolidated net income of the Borrower before deductions for income taxes, Interest Expense, depreciation, and amortization, all as determined in accordance with GAAP.
     “EBITDAR”: For any period of determination, the consolidated net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense, plus rent or lease expense of the Borrower, all as determined for said period in accordance with GAAP.
     “Effective Date”: Any Banking Day on which all the conditions precedent to the Bank’s obligation to make the initial Advance, as set forth in Article III, have been, or, on such Effective Date, will be, satisfied.
     “Equity Interests”: All shares, interests, participations, or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments, and documents convertible, in whole or in part, into any one or more of the foregoing.
     “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and that is treated as a single employer under § 414 of the Code.
     “Event of Default”: Any event described in Section 7.1.
     “Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average of the quotations the Bank receives for such day on such transactions from three Federal funds brokers of recognized standing that the Bank selects.
     “Fixed Charge Coverage Ratio”: For any period of determination, (a) EBITDAR minus cash taxes, cash dividends, cash distributions, and Maintenance Capital Expenditures divided by (b) the sum of all consolidated required principal payments (on short and long term debt and capital leases), interest, and rental or lease expense, all as determined for said period in accordance with GAAP.
     “Foreign Currency Hedging Agreement: Any foreign currency swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar hedging arrangement, between the Borrower or any Restricted Subsidiary, as the case may be, and any one or more counterparties, including the Bank, provided that such agreements are entered into by such Person in the ordinary course of its business and not for purposes of speculation.
     “GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, or such other statements by such other entity as are approved by a significant segment of the accounting profession that are applicable to the circumstances as of any date of determination.
     “Holding Account”: A deposit account belonging to the Bank into which the Borrower may be required to make deposits pursuant to this Agreement, such account to be under the sole dominion and control of the Bank and not subject to withdrawal by the Borrower, with any amounts therein to be held for application as specified in Section 2.6, 2.10, and 2.13 as the case may be.
     “Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.
     “Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, but excluding trade payables incurred in the ordinary course of business that are not more than 90 days past due, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements, and other similar contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issued by such Person, and (l) all Contingent Obligations of such Person.
     “Indemnitee”: As defined in Section 8.12.
     “Interest Expense”: For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued, or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases, and other title retention agreements, (b) commissions, discounts, and other fees and charges with respect to letters of credit and bankers’ acceptance financings, and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.
     “Interest Differential”: As defined in Section 2.4(d).
     “Investment”: (a) The acquisition, purchase, making, or holding of any Equity Interests or other security, or any loan, advance, contribution to capital, or extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), (b) any acquisition of real or personal property (other than real and personal property acquired in the ordinary course of business), and any purchase of or commitment or option to purchase Equity Interests, securities, or other debt of or any interest in another Person or any integral part of any business or the assets constituting such business or part thereof, and (c) the formation of, or entry into, any partnership as a limited or general partner with any other Person or the entry into any joint venture with any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value or write-ups, write-downs, or write-offs with respect to such Investment.
     “Letter of Credit”: A letter of credit issued by the Bank pursuant to this Agreement for the account of the Borrower.

     “Letter of Credit Fee”: As defined in Section 2.14.
     “Letter of Credit Outstandings”: The aggregate maximum amount available to be drawn under Letters of Credit outstanding on any date of determination.
     “LIBOR Rate Loan”: As defined in Section 2.4(a).
     “Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement, or analogous instrument or device (including the interest of each lessor under any Capitalized Lease) in, of, or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.
     “Loan Documents”: This Agreement and the Revolving Note.
     “Loan Period”: As defined in Section 2.4(b).
     “Maintenance Capital Expenditures”: For any period of determination, 50% of the consolidated equipment depreciation expense of the Borrower, determined in accordance with GAAP.
     “Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) that could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of the Borrower or any Subsidiary under any Loan Document, (d) the rights and remedies of the Bank against the Borrower or any Subsidiary under any Loan Document, or (e) the timely payment of the principal of and interest on the Revolving Loans or other amounts payable by the Borrower hereunder.
     “Maximum Rate”: As defined in Section 8.17.
     “Multiemployer Plan”: A multiemployer plan, as such term is defined in § 4001(a)(3) of ERISA, that is maintained (on the Effective Date, within the five years preceding the Effective Date, or at any time after the Effective Date) for employees of the Borrower or any ERISA Affiliate.
     “Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Revolving Note and Unpaid Drawings when and as due, whether by acceleration or otherwise, all fees, expenses, indemnities, reimbursements, and other obligations of the Borrower under the Loan Documents, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.
     “Other Taxes”: As defined in Section 2.20(b).

     “Participants”: As defined in Section 8.6(b).
     “PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Permitted Acquisition”: An Acquisition to which the Bank has provided written consent or an Acquisition for which the following conditions are met:
     (a) such Acquisition is not “hostile” and has been approved by the Acquisition Target by action of the board of directors or other similar governing body of the Acquisition Target;
     (b) the Acquisition Target is in a line of business the same as or similar to the electronics industry or is complementary to the line of business engaged in by the Borrower as of the Effective Date; and
     (c) the Borrower has delivered to the Bank a pro forma Compliance Certificate, certified by the chief financial officer of the Borrower, demonstrating that both before and after giving effect to such Acquisition, no Event of Default is continuing or will result therefrom.
     “Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government, governmental agency or political subdivision, or other entity, whether acting in an individual, fiduciary, or other capacity.
     “Plan”: Each employee benefit plan (whether in existence on the Effective Date or thereafter instituted), as such term is defined in § 3 of ERISA, maintained for the benefit of employees, officers, or directors of the Borrower or of any ERISA Affiliate.
     “Prime Rate”: As defined in Section 2.4(a).
     “Prime Rate Loan”: As defined in Section 2.4(a).
     “Prohibited Transaction”: As defined in § 4975 of the Code and § 406 of ERISA.
     “Quick Ratio”: As of any date of determination, the ratio of (a) the Borrower’s consolidated accounts receivable plus the Borrower’s consolidated cash on hand and marketable securities to (b) Current Liabilities (including the Obligations).
     “Rate Protection Agreement”: Any interest rate swap, cap, or option agreement, or other agreement pursuant to which the Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by the Borrower with a Rate Protection Provider.
     “Rate Protection Obligations”: The liabilities, indebtedness, and obligations of the Borrower, if any, to Rate Protection Providers under Rate Protection Agreements.

     “Rate Protection Provider”: The Bank, or any Affiliate of the Bank, that is the counterparty of the Borrower under any Rate Protection Agreement.
     “Regulatory Change”: Any change after the Effective Date in federal, state, or foreign laws or regulations or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including the Bank under any federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Reportable Event”: A reportable event as defined in § 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of § 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of § 412 of the Code and § 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with § 412(d) of the Code.
     “Restricted Payments”: With respect to the Borrower and its Subsidiaries, collectively, all dividends or other distributions of any nature (whether cash, Equity Interests other than common stock of the Borrower, assets, or otherwise), and all payments on any class of Equity Interests (including warrants, options, or rights therefor) issued by the Borrower, whether or not such Equity Interests are authorized or outstanding on the Effective Date or at any time thereafter, and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.
     “Restricted Subsidiary”: (a) Universal Electronics BV and (b) each other Subsidiary designated in writing by the Borrower pursuant to Section 5.14.
     “Revolving Commitment”: The Bank’s obligation to make Revolving Loans to, and issue Letters of Credit for, the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
     “Revolving Commitment Amount”: $15,000,000.
     “Revolving Commitment Ending Date”: As defined in Section 2.17.
     “Revolving Loan”: As defined in Section 2.1.
     “Revolving Loan Date”: The date of the making of any Revolving Loan hereunder.
     “Revolving Note”: A promissory note of the Borrower in the form of Exhibit A, evidencing the Borrower’s obligation to repay the Revolving Loan.
     “Standby Letter of Credit Sublimit”: $4,500,000.

     “Subordinated Debt”: Any Indebtedness of the Borrower, now existing or hereafter created, incurred, or arising, that is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Bank has approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that the Bank has approved as Subordinated Debt in a writing delivered by the Bank to the Borrower on or prior to the Effective Date.
     “Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.
     “Tangible Net Worth”: As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital, and retained earnings of the Borrower (excluding treasury stock), less the book value of all intangible assets of the Borrower and its Subsidiaries, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses, and the excess of the purchase price of the assets of any business acquired by the Borrower or any of its Subsidiaries over the book value of such assets.
     “Termination Date”: The earlier of (a) October 31, 2011, or (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2 hereof.
     “Total Revolving Outstandings”: As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the Letter of Credit Outstandings, and (c) the aggregate amount of Unpaid Drawings on such date.
     “Unpaid Drawing”: As defined in Section 2.10.
     “Universal Electronics BV”: Universal Electronics, B.V., a corporation organized under the laws of the Netherlands.
     “U.S. Taxes”: As defined in Section 2.19 (e).
     Section 1.2. Accounting Terms and Calculations. Except as expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.
     Section 1.3. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”
     Section 1.4. Other Definitional Terms. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision hereof. References to sections, exhibits, and schedules and like references are to sections, exhibits, schedules, and the like of this Agreement unless otherwise provided. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions, or other provisions from other agreements incorporated by reference are incorporated into this Agreement as if fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but only amendments thereto agreed to by the Bank, and shall survive any termination of such other agreements until the obligations of the Borrower under the Loan Documents are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Bank, and the Bank’s commitments to advance funds to the Borrower are terminated.
ARTICLE II.
TERMS OF THE CREDIT FACILITIES
Part A—Terms of Lending
     Section 2.1. The Revolving Commitments. On the terms and subject to the conditions hereof, the Bank agrees to make loans (the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time from the Effective Date to the Termination Date, during which period the Borrower may borrow, repay, and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount that, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the Revolving Commitment Amount. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Prime Rate Loans or LIBOR Rate Loans.
     Section 2.2. Procedure for Revolving Loans. Any request by the Borrower for a Revolving Loan shall be in writing or by telephone and shall be received by the Bank not later than 9:00 A.M. (Pacific time) two Banking Days prior to the requested Revolving Loan Date if the Revolving Loan (or any portion thereof) is requested as a LIBOR Rate Loan and not later than 12:00 P.M. (Pacific time) on the requested Revolving Loan Date if the Revolving Loan is requested as a Prime Rate Loan. Each request for a Revolving Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loan the applicable conditions specified in Article III have been and will be satisfied. Each request for a Revolving Loan hereunder shall specify (i) the requested Revolving Loan Date, (ii) the amount of the Revolving Loan to be made on such date, (iii) whether such Revolving Loan is to be funded as a Prime Rate Loan or a LIBOR Rate Loan (and, if such Revolving Loan is to be made with more than one applicable interest rate choice, the amount to which each interest rate choice is applicable), and (iv) in the case of a LIBOR Rate Loan, the duration of the initial Loan Period applicable thereto. The Bank may rely on any telephone request by the Borrower for a Revolving Loan hereunder that it believes in good faith to be genuine, and the Borrower hereby waives the right to dispute the Bank’s record of the terms of such telephone request. Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make available to the Borrower at the Bank’s principal office in Newport Beach, California in Immediately Available Funds not later than 3:00 P.M. (Pacific time) on the requested Revolving Loan Date the amount of the requested Revolving Loan.
     Section 2.3. The Revolving Note. The Advances shall be evidenced by a single Revolving Note payable to the order of the Bank in a principal amount equal to the Revolving Commitment Amount. The Bank shall enter in its ledgers and records the amount of each Revolving Loan, including any conversion or continuation thereof, and the payments made thereon, and the Borrower authorizes the Bank to enter on a schedule attached to the Revolving Note a record of such Revolving Loans, Advances, and payments; provided, however that any failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Revolving Note, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Bank less all payments of principal thereof made by the Borrower.
     Section 2.4. Interest Rates; Conversions and Continuations; Etc.
     (a) Interest Rate Options. Interest on each Advance shall accrue at one of the following per annum rates selected by the Borrower: (i) upon notice to the Bank, the Applicable Margin plus the prime rate announced by the Bank from time to time (the “Prime Rate”), as and when such rate changes (a “Prime Rate Loan”); or (ii) upon a minimum of two Banking Days’ prior notice, the Applicable Margin plus the 1, 3, 6, or 12 month LIBOR rate quoted by the Bank from Reuters Screen LIBOR01 Page or any successor thereto (which shall be the LIBOR rate in effect two Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”), provided, however, that no Advance may be converted into or continued as a LIBOR Rate Loan if after giving effect to such conversion or continuation there would be more than 5 LIBOR Rate Loans outstanding.
     (b) Conversions and Continuations. In the event the Borrower does not timely select another interest rate option at least two Banking Days before the end of the Loan Period for a LIBOR Rate Loan, the Bank may at any time after the end of the Loan Period convert such LIBOR Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period. The term “Loan Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 3, 6, or 12 months thereafter matching the interest rate term selected by the Borrower; provided, that (a) if any Loan Period would otherwise end on a day that is not a Banking Day, then the Loan Period shall end on the next succeeding Banking Day unless the next succeeding Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding Banking Day; or (b) if any Loan Period begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last Banking Day of the calendar month at the end of such Loan Period.
     (c) Limitations on LIBOR Rate Loans. No LIBOR Rate Loan may extend beyond the Termination Date. In any event, if the Loan Period for a LIBOR Rate Loan extends beyond the Termination Date, such LIBOR Rate Loan must be prepaid on the Termination Date. Notwithstanding anything to the contrary, the Bank’s internal records of applicable interest rates shall be determinative absent manifest error. Notwithstanding anything to the contrary, each LIBOR Rate Loan shall be in a minimum principal amount of $500,000.
     (d) Prepayment of LIBOR Rate Loans. If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period for such Revolving Loan, whether voluntarily or because prepayment is required due to the relevant Revolving Loan maturing, acceleration of the relevant Revolving Loan upon an Event of Default, or otherwise, the Borrower shall pay all of the Bank’s costs, expenses, and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of the Revolving Loan facilities, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such Revolving Loan. The term “Money Markets” refers to one or more wholesale funding markets available to and selected by the Bank, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate and swaps, or others.
     (e) Interest Upon Event of Default. Upon any Event of Default, each Advance shall, at the option of the Bank (or, in the case of an Event of Default under Sections 7.1(e), (f), or (g), automatically upon such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 5.0% per annum. Further, notwithstanding anything to the contrary in this Agreement, upon any Event of Default, at the Bank’s option (or, in the case of an Event of Default under Sections 7.1(e), (f), or (g), automatically upon such Event of Default), no Advance may be made, converted, or continued as a LIBOR Rate Loan.
     Section 2.5. Payment of Interest and Principal of Revolving Loans.
     (a) Interest shall be payable (i) with respect to each LIBOR Rate Loan and Prime Rate Loan, on the last day of each month, and (ii) with respect to all Advances, on the Termination Date; provided that interest under Section 2.4(e) shall be payable on demand.
     (b) Principal on the Revolving Loans is payable on the Termination Date.
     (c) The Bank is hereby authorized by the Borrower to charge on any day the depository accounts of the Borrower maintained with the Bank for any amount of accrued and unpaid interest or principal which is due and owing, unless such amount is being disputed in good faith in writing by the Borrower.
     Section 2.6. Optional Prepayments. The Borrower may prepay Prime Rate Advances, in whole or in part, at any time, without premium or penalty. Each partial prepayment shall be in a minimum amount of $500,000 or an integral multiple thereof. The Borrower may prepay LIBOR Rate Loans only if it pays any indemnities payable with respect to such Revolving Loans pursuant to Section 2.4(d). Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on Advances under this section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.
Part B—Terms of the Letter of Credit Facility
     Section 2.7. Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to issue commercial and standby Letters of Credit for the account of the Borrower from time to time between the Effective Date and the Termination Date in such amounts as the Borrower requests up to an aggregate amount at any time outstanding not exceeding the Revolving Commitment Amount; provided that no Letter of Credit will be issued in any amount that, after giving effect to such issuance, would cause (a) the Total Revolving Outstandings to exceed the Revolving Commitment Amount or (b) the Letter of Credit Outstandings with respect to standby Letters of Credit to exceed the Standby Letter of Credit Sublimit.
     Section 2.8. Procedures for Letters of Credit. The Borrower shall make each request for a Letter of Credit in writing by facsimile transmission, or electronic conveyance received by the Bank by 12:00 P.M. (Pacific time) on a Banking Day that is not less than three Banking Days before the requested date of issuance (which shall also be a Banking Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the Bank from time to time specifies, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request.
     Section 2.9. Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower or any Subsidiary, contingent or otherwise, and to finance the working capital and business needs of the Borrower or any Subsidiary. All Letters of Credit must expire not later than the Banking Day preceding the Revolving Commitment Ending Date. No standby Letter of Credit may have a term longer than 12 months.

     Section 2.10. Agreement to Repay Letter of Credit Drawings. If the Bank has received documents purporting to draw under a Letter of Credit that the Bank believes conform to the requirements of such Letter of Credit, or if the Bank has decided that it will comply with the Borrower’s written or oral request or authorization to pay a drawing on any Letter of Credit that the Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Bank by 10:00 A.M. (Pacific time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Bank for the full amount of such drawing by 10:00 A.M. (Pacific time) on the date on which the Bank in its notice indicated that it would pay such drawing, until reimbursed by the Borrower from the proceeds of Revolving Loans pursuant to Section 2.13 or out of funds available in the Holding Account, is an “Unpaid Drawing.” Unpaid Drawings shall bear interest at a rate equal to the sum of (a) the Applicable Margin for Prime Rate Loans plus (b) the Prime Rate plus (c) 5.0% per annum. Such interest shall be payable on demand.
     Section 2.11. Obligations Absolute. The Borrower’s obligation under Section 2.10 to repay the Bank for any amount drawn on any Letter of Credit and for any Revolving Loans made under Section 2.13 to cover Unpaid Drawings shall be absolute, unconditional, and irrevocable, shall continue so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
     (a) Any lack of validity or enforceability of any Letter of Credit;
     (b) The existence of any claim, setoff, defense, or other right that the Borrower has or claims at any time against any beneficiary, transferee, or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee, or holder is acting), the Bank, or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or
     (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.
Neither the Bank nor its officers, directors, or employees shall be liable or responsible for, and the obligations of the Borrower to the Bank shall not be impaired by:
     (w) The use made of any Letter of Credit or any acts or omissions of any beneficiary, transferee, or holder thereof in connection therewith;
     (x) The validity, sufficiency, or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged;
     (y) The Bank’s acceptance of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

     (z) Any other action of the Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations, or customs applicable thereto.
Notwithstanding the foregoing, the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower that the Borrower proves were caused by the Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.
     Section 2.12. Outstanding Letters of Credit Following Event of Default. Upon a Default or Event of Default, the Borrower shall either (a) replace all outstanding Letters of Credit with letters of credit issued by another issuer acceptable to the respective beneficiaries of such Letters of Credit (whereupon such Letters of Credit shall be canceled), or (b) provide the Bank, as security for all outstanding Letters of Credit, with a cash collateral deposit in an amount that equals at least 110% of the Letter of Credit Outstandings at all times during the continuance of such Default or Event of Default. The Borrower hereby grants to the Bank a security interest in such cash collateral to secure all Obligations. The Bank will apply such cash collateral to the payment of drafts drawn under such Letters of Credit and customary costs and expenses charged or incurred by the Bank in connection therewith, and apply the unused portion thereof after all such Letters of Credit have expired or been fully drawn upon, if any, to repay other Obligations. After all such Letters of Credit have expired or been fully drawn upon, all Obligations have been paid in full in cash, and the Bank’s obligations hereunder have terminated, the balance, if any, of such cash collateral shall be returned to the Borrower. The Borrower shall execute and deliver to the Bank such further documents and instruments as the Bank requests to evidence the creation and perfection of the security interest in such cash collateral account.
Part C—General
     Section 2.13. Revolving Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists and there are not then funds in the Holding Account to cover the same, the Bank is authorized (and the Borrower does here so authorize the Bank) to, and shall, make a Revolving Loan (as a Prime Rate Loan) to the Borrower in an amount equal to the amount of the Unpaid Drawing. The Bank shall apply the proceeds of such Revolving Loan directly to reimburse itself for such Unpaid Drawing. If at the time the Bank makes a Revolving Loan pursuant to this section, the applicable conditions precedent specified in Article III have not been satisfied, the Borrower shall pay to the Bank interest on the funds so advanced at a floating rate per annum equal to the sum of (a) the Applicable Margin for Prime Rate Loans plus (b) the Prime Rate plus (c) 5.0% per annum.
     Section 2.14. Facility Fees and Letter of Credit Fees. Upon the Effective Date, the Borrower shall pay to the Bank a one-time facility fee in the amount of $2,500. For each Letter of Credit issued, the Borrower shall pay to the Bank a fee (a “Letter of Credit Fee”) equal to (a) in the case of each standby Letter of Credit, at all times such Letter of Credit is outstanding, an amount determined by multiplying the Applicable Margin for LIBOR Rate Loans by the original face amount of each such Letter of Credit determined on a per annum basis, payable on the date such Letter of Credit is issued, and (b) in the case of commercial Letters of Credit, the

Bank’s standard fees as set forth on the Bank’s Commercial Letter of Credit Fee Schedule, as updated from time to time. In addition to the Letter of Credit Fees, the Borrower shall pay to the Bank, on demand, all issuance, amendment, drawing, and other fees regularly charged by the Bank to its letter of credit customers and all reasonable out-of-pocket expenses the Bank incurs in connection with the issuance, amendment, administration, or payment of any Letter of Credit.
     Section 2.15. Computation. Letter of Credit Fees and interest on Obligations shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees that are paid in advance, actual days to elapse) and a year of 360 days.
     Section 2.16. Payments. Payments and prepayments of principal of, and interest on, the Revolving Note and all fees, expenses, and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Pacific time) on the dates called for under the Loan Documents to the Bank at its main office in Newport Beach, California. Funds received after such time shall be deemed to have been received on the next Banking Day. Whenever any payment to be made under the Loan Documents is stated to be due on a day that is not a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a LIBOR Rate Loan to be made in the next following calendar month, such payment shall be made on the next preceding Banking Day.
     Section 2.17. Revolving Commitment Ending Date. The “Revolving Commitment Ending Date” is October 31, 2011.
     Section 2.18. Use of Revolving Loan Proceeds. The Revolving Loans shall be used to (a) provide financing for the Borrower’s general corporate purposes, (b) support the issuance of commercial and standby Letters of Credit, and (c) provide temporary bridge financing for certain Permitted Acquisitions, in each case in a manner not in conflict with any of the Borrower’s covenants in this Agreement.
     Section 2.19. Taxes.
     (a) Any and all payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities in respect of payments under the Loan Documents being hereinafter referred to as “Taxes”).
     (b) The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made under the Loan Documents or from the execution, delivery, or registration of, performing under, or otherwise with respect to the Loan Documents (hereinafter referred to as “Other Taxes”).

     (c) The Borrower shall indemnify the Bank for the full amount of Taxes or Other Taxes imposed on or paid by the Bank and any penalties, interest, and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date the Bank makes written demand therefor.
     (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Bank, at its address referred to on the signature page hereof, a certified copy of a receipt evidencing payment thereof. In the case of any payment under the Loan Documents by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish to the Bank at such address an opinion of counsel reasonably acceptable to the Bank stating that such payment is exempt from Taxes. For purposes of this subsection (d), the terms “United States” and “United States person” have the meanings specified in § 7701 of the Code.
     (e) If the Borrower is required by law or regulation to make any deduction, withholding, or backup withholding of any taxes, levies, imposts, duties, fees, liabilities, or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico), or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to the Bank pursuant to any Loan Document in respect of the Obligations payable to the Bank then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.
ARTICLE III.
CONDITIONS PRECEDENT
     Section 3.1. Conditions of Initial Transaction. The making of the initial Revolving Loan and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:
     (a) Documents. The Bank shall have received the following:
     (i) The Revolving Note executed by a duly authorized officer (or officers) of the Borrower and dated the Effective Date.
     (ii) A certificate of a Secretary or Assistant Secretary of the Borrower dated of as the Effective Date and certifying as to the following:
(A)	A copy of the Borrower’s corporate resolutions authorizing the execution, delivery, and performance of the Loan Documents;

(B)	The incumbency, names, titles, and signatures of the Borrower’s officers authorized to execute the Loan Documents and to request Letters of Credit, Revolving

Loans, and conversions and continuations of Advances hereunder;
(C)	A true and accurate copy of the Borrower’s Restated Certificate of Incorporation and all amendments thereto; and

(D)	A true and accurate copy of the Borrower’s Amended and Restated Bylaws.
     (iii) A copy of the Borrower’s Restated Certificate of Incorporation with all amendments thereto, certified by the appropriate governmental official of the State of Delaware as of a date not more than 30 days prior to the Effective Date.
     (iv) Certificates of good standing for the Borrower in the States of Delaware and California certified by the appropriate governmental officials as of a date not more than 30 days prior to the Effective Date.
     (v) A certificate dated the Effective Date of the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 3.2(a) and (b) below.
     (vi) ACORD 24 and 25 certificates of insurance with respect to each of the businesses and real properties of the Borrower and its Restricted Subsidiaries in such amounts and with such carriers as are reasonably acceptable to the Bank.
     (b) Opinion. The Borrower shall have requested Richard A. Firehammer, Jr., its Senior Vice President, General Counsel and Secretary, to prepare a written opinion, addressed to the Bank and dated the Effective Date, covering the matters set forth in Exhibit B, and such opinion shall have been delivered to the Bank.
     (c) Compliance. The Borrower shall have performed and complied with all agreements, terms, and conditions in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Effective Date.
     (d) Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form, and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, as the Bank or its counsel reasonably has requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
     (e) Fees and Expenses. The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including the facility fee described in Section 2.14 and the reasonable fees and expenses of counsel to the Bank payable pursuant to Section 8.2.

Any one or more of the conditions set forth above that the Borrower has not satisfied on or before the date of disbursement of the initial Revolving Loan under this Agreement shall not be deemed permanently waived by the Bank unless the Bank waives the same in a writing that expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Bank may at any later time insist upon compliance and satisfaction of any such condition as a condition to any subsequent Revolving Loan or Letter of Credit hereunder, and the Borrower’s failure to comply with any such condition within 5 Banking Days’ written notice from the Bank to the Borrower shall constitute an Event of Default under this Agreement.
     Section 3.2. Conditions Precedent to all Revolving Loans and Letters of Credit. The Bank’s obligation to make any Revolving Loan hereunder (including the initial Revolving Loan) or to issue any Letters of Credit (including the initial Letter of Credit) shall be subject to fulfillment of the following conditions:
     (a) Representations and Warranties. The representations and warranties in Article IV shall be true and correct on and as of the Effective Date and on the date of each Revolving Loan and the date of issuance of each Letter of Credit with the same force and effect as if made on such dates.
     (b) No Default. No Default or Event of Default shall have occurred on the Effective Date and on the date of each Revolving Loan and the date of issuance of each Letter of Credit or will exist after giving effect to each Revolving Loan made or Letter of Credit issued on such dates.
     (c) Notices and Requests. The Bank shall have received the Borrower’s request for such Revolving Loan as required under Section 2.2 or its application for such Letter of Credit specified under Section 2.8.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
     To induce the Bank to enter into this Agreement, to make Revolving Loans, and to issue Letters of Credit, the Borrower represents and warrants to the Bank:
     Section 4.1. Organization, Standing, Etc. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement, to issue the Revolving Note, and to perform its obligations under the Loan Documents. Each Restricted Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and the Restricted Subsidiaries (a) holds all certificates of authority, licenses, and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses, or permits could not constitute a Material Adverse Occurrence and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties it owns, leases, or operates or the business it conducts makes such qualification necessary and the failure so to qualify could permanently preclude the Borrower or such Restricted Subsidiary from enforcing its rights with respect to any assets or expose the Borrower to any Material Adverse Occurrence.
     Section 4.2. Authorization and Validity. The execution, delivery, and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower. This Agreement constitutes, and the Revolving Note when executed will constitute, the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to limitations as to enforceability that might result from bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     Section 4.3. No Conflict; No Default. The Borrower’s execution, delivery, and performance of the Loan Documents will not (a) violate any provision of any law, statute, rule, or regulation or any order, writ, judgment, injunction, decree, determination, or award of any court, governmental agency, or arbitrator presently in effect applying to the Borrower, (b) violate or contravene any provision of the Borrower’s Restated Certificate of Incorporation or Amended and Restated Bylaws, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement, or other agreement, lease, or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. Neither the Borrower nor any Restricted Subsidiary is in default under or in violation of any such law, statute, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, loan or credit agreement, or other agreement, lease, or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.
     Section 4.4. Government Consent. No order, consent, approval, license, authorization, or validation of, filing, recording, or registration with, or exemption by any governmental or public body or authority is required on the Borrower’s part to authorize, or is required in connection with, the execution, delivery, and performance of, or the legality, validity, binding effect, or enforceability of, the Loan Documents.
     Section 4.5. Financial Statements and Condition. The Borrower’s audited consolidated financial statements as at December 31, 2008, and its unaudited financial statements as at September 30, 2009, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes, or long-term lease obligation that is not reflected in such financial statements or in the notes thereto. Since September 30, 2009, there has been no Material Adverse Occurrence.
     Section 4.6. Litigation. Other than as set forth in the Borrower’s financial statements delivered pursuant to Section 4.5, there are no actions, suits, or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower, any Subsidiary, or any of their properties before any court or arbitrator or any governmental department, board, agency, or other instrumentality that, if determined adversely to the Borrower or any Subsidiary, could constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against the Borrower or any Subsidiary the satisfaction or payment of which could constitute a Material Adverse Occurrence.
     Section 4.7. Environmental, Health and Safety Laws. There exists no violation by the Borrower or any Restricted Subsidiary of any applicable federal, state, or local law, rule or regulation, or order of any government, governmental department, board, agency, or other instrumentality relating to environmental, pollution, health, or safety matters that has imposed, will impose, or threatens to impose a material liability on the Borrower or a Restricted Subsidiary or that has required or would require a material expenditure by the Borrower or a Restricted Subsidiary to cure. Neither the Borrower nor any Restricted Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation, or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could constitute a Material Adverse Occurrence. Except as set out on Schedule 4.7, the Borrower has no knowledge that it, its property, any Restricted Subsidiary, or any Restricted Subsidiary’s property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could require Capital Expenditures that could constitute a Material Adverse Occurrence.
     Section 4.8. ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition that would reasonably be expected to result in the institution of proceedings to terminate any Plan under § 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.
     Section 4.9. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.
     Section 4.10. Title to Property; Leases; Liens; Subordination. Each of the Borrower and its Restricted Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting, and enforceable leasehold interest in, its other material properties, including all real properties and other properties and assets referred to as owned by the Borrower or any of its Restricted Subsidiaries in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.12. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.
     Section 4.11. Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state, and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees, and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees, or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees, or charges. The charges, accruals, and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate, and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.
     Section 4.12. Trademarks; Patents. Each of the Borrower and the Restricted Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks, and copyrights, and applications therefor, and all technology, know-how, processes, methods, and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
     Section 4.13. Burdensome Restrictions. Neither the Borrower nor any Restricted Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement, or lease or other agreement or instrument or subject to any charter, corporate, or partnership restriction that could constitute a Material Adverse Occurrence.
     Section 4.14. Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties, and other assets of the Borrower and the Restricted Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces, or act of God.
     Section 4.15. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.16. Retirement Benefits. Except as required under § 4980B of the Code, § 601 of ERISA, or applicable state law, the Borrower is not obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.
     Section 4.17. Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit, or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.
     Section 4.18. Subsidiaries. Schedule 4.18 sets forth as of the date of this Agreement a list of all Subsidiaries, the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrower or any Subsidiary therein and the jurisdiction of incorporation of each Subsidiary, and designates whether such Subsidiary is a Restricted Subsidiary.
     Section 4.19. Labor Matters. There are no pending or threatened strikes, lockouts, or slowdowns against the Borrower or any Restricted Subsidiary. Neither the Borrower nor any Restricted Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local, or foreign law dealing with such matters. All payments due from the Borrower or any Restricted Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts) have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.
     Section 4.20. Solvency. As of the Effective Date and after the making of any Revolving Loan and giving effect thereto, (a) the fair value of the assets of the Borrower will exceed its debts and liabilities, subordinated, contingent, or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent, or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Effective Date.
ARTICLE V.
AFFIRMATIVE COVENANTS
     Until any obligation of the Bank hereunder to make the Revolving Loans and to issue Letters of Credit has expired or terminated, the Revolving Note and all of the other Obligations have been paid in full, and all outstanding Letters of Credit have expired or the liability of the Bank thereon has otherwise been discharged, unless the Bank otherwise consents in writing:
     Section 5.1. Financial Statements and Reports. The Borrower will furnish to the Bank:
     (a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow, and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports, or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.
     (b) As soon as available and in any event within 60 days after the end of each fiscal quarter, unaudited consolidated statements of income, cash flow, and changes in stockholders’ equity for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and the Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).
     (c) As soon as practicable and in any event within 60 days after the end of each fiscal quarter, a Compliance Certificate in the form of Exhibit C signed by the chief financial officer of the Borrower and demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 5.14, 6.14, 6.15, and 6.16 as at the end of such quarter and stating that as at the end of such quarter there existed no Default or Event of Default or, if a Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
     (d) As soon as practicable and in any event within 120 days after the beginning of each fiscal year of the Borrower, statements of forecasted consolidated income for the Borrower and the Subsidiaries on a quarterly basis in such fiscal year and a forecasted consolidated balance sheet of the Borrower and the Subsidiaries, together with supporting assumptions, as at the end of each fiscal quarter, all in reasonable detail and reasonably satisfactory in scope to the Bank.
     (e) As soon as practicable and in any event within 30 days after the beginning of each fiscal year of the Borrower ACORD 24 and 25 certificates of insurance with respect to each of the businesses and real properties of the Borrower and its Restricted Subsidiaries in such amounts and with such carriers as are reasonably acceptable to the Bank.
     (f) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
     (g) Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
     (h) Immediately upon any officer of the Borrower becoming aware of any matter that has resulted or could result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action Borrower proposes to take with respect thereto.
     (i) Immediately upon any officer of the Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding, or arbitration before any court or arbitrator or any governmental department, board, agency, or other instrumentality affecting the Borrower, any Subsidiary, or any property of such Person, or to which the Borrower or any Subsidiary is a party (other than litigation where insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation), in each case in which an adverse determination or result could individually or in the aggregate constitute a Material Adverse Occurrence; or (ii) any adverse ruling that occurs in any litigation, arbitration, or governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary that, if determined adversely to the Borrower or a Subsidiary, could constitute a Material Adverse Occurrence, a notice from the Borrower describing the nature and status thereof and what action the Borrower proposes to take with respect thereto, to the extent such notice does not violate any confidentiality agreement, order of the court or breach any attorney-client privileged communication provided that the Borrower or such Subsidiary has undertaken good faith efforts to obtain consent to disclosure under such confidentiality agreement or court order and to prepare a disclosure which would not breach attorney-client privileged communication.
     (j) Promptly upon the mailing or filing thereof, copies of all financial statements, reports, and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports, and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
     (k) From time to time, such other information regarding the business, operation, and financial condition of the Borrower and the Subsidiaries as the Bank reasonably requests.
     Section 5.2. Existence. The Borrower shall maintain, and cause each Restricted Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Restricted Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Restricted Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.
     Section 5.3. Insurance. The Borrower shall maintain, and cause each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as is required by law and such other insurance in such amounts and against such hazards as is reasonably customary in the case of reputable firms engaged in the same or similar business and similarly situated.
     Section 5.4. Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports required by law to be filed by it and shall pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments, and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords, and other like Persons) that, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with, and adequate reserves with respect thereto have been set aside on its books in accordance with GAAP.
     Section 5.5. Inspection. The Borrower shall permit any Person designated by the Bank to visit and inspect any of the properties, books, and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances, and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank designates.
     Section 5.6. Maintenance of Properties. The Borrower shall maintain, and cause each Restricted Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair, and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments, and improvements thereto, all as reasonably necessary for the business carried on in connection therewith to be properly and advantageously conducted at all times.
     Section 5.7. Books and Records. The Borrower shall keep, and cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business, and affairs.
     Section 5.8. Compliance. The Borrower shall comply, and cause each Restricted Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees, or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure could not constitute a Material Adverse Occurrence and the Borrower or such Restricted Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.
     Section 5.9. ERISA. The Borrower shall maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and shall not, and shall not permit any of the ERISA Affiliates to, (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to § 502(i) of ERISA or a tax imposed by

§ 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts that, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as defined in § 302 of ERISA and § 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000, or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
     Section 5.10. Environmental Matters; Reporting. The Borrower shall observe and comply with, and cause each Restricted Subsidiary to observe and comply with, all laws, rules, regulations, and orders of any government or government agency relating to health, safety, pollution, hazardous materials, or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute a Material Adverse Occurrence. The Borrower shall give the Bank prompt written notice of any violation as to any environmental matter by the Borrower or any Restricted Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety, or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits, or other permits held by the Borrower or any Restricted Subsidiary that are material to the operations of the Borrower or such Restricted Subsidiary, or (b) that will or threatens to impose a material liability on the Borrower or such Restricted Subsidiary to any Person or that will require a material expenditure by the Borrower or such Restricted Subsidiary to cure any alleged problem or violation.
     Section 5.11. Further Assurances. The Borrower shall promptly correct any defect or error that is discovered in any Loan Document or in the execution, acknowledgment, or recordation thereof. Promptly upon request by the Bank, the Borrower also shall, and shall cause each Restricted Subsidiary to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register such deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances, and other instruments as the Bank reasonably requires from time to time (a) to carry out more effectively the purposes of the Loan Documents; and (b) to better assure, convey, grant, assign, transfer, preserve, protect, and confirm unto the Bank the rights granted now or hereafter intended to be granted to the Bank under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage, or assign to the Bank to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Bank evidence satisfactory to the Bank of every such recording, filing, or registration.
     Section 5.12. Compliance with Terms of Material Contracts. The Borrower shall, and shall cause each Restricted Subsidiary to, make all payments and otherwise perform all obligations in respect of all material contracts to which the Borrower or any Restricted Subsidiary is a party.

     Section 5.13. Maintenance of Bank Accounts. The Borrower shall maintain its primary United States borrowing, depository and treasury management relationships with the Bank.
     Section 5.14. Additional Restricted Subsidiaries
          In the event that upon (a) the delivery of a Compliance Certificate pursuant to Section 5.1(c) or (b) the completion of any transaction involving the Borrower or any of its Subsidiaries, including the formation or acquisition of any Subsidiary, the aggregate amount of the consolidated assets or aggregate EBITDA of the Borrower and the Restricted Subsidiaries existing as of the date for which such Compliance Certificate was prepared or upon giving effect to such transaction was, respectively, either less than (i) 70% of the aggregate amount of the consolidated assets of the Borrower and the Borrower’s Subsidiaries or (ii) 70% of the aggregate consolidated EBITDA of the Borrower and the Borrower’s Subsidiaries, then the Borrower shall, within 30 days thereafter, designate one or more additional Subsidiaries as Restricted Subsidiaries, and each such additional Restricted Subsidiary shall thereafter be a Restricted Subsidiary for all purposes under this Agreement.
ARTICLE VI.
NEGATIVE COVENANTS
     Until any obligation of the Bank hereunder to make the Revolving Loans and to issue Letters of Credit has expired or terminated, the Revolving Note and all of the other Obligations have been paid in full, and all outstanding Letters of Credit have expired or the liability of the Bank thereon has otherwise been discharged, unless the Bank otherwise consents in writing:
     Section 6.1. Merger. The Borrower shall not merge, consolidate, or enter into any analogous reorganization or transaction with any Person or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) nor permit any Restricted Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary (if the Borrower or such wholly-owned Subsidiary is the surviving corporation) and after giving effect to such transaction, the Borrower complies with Section 5.14.
     Section 6.2. Disposition of Assets. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer, or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
     (a) dispositions of inventory or used, worn-out, or surplus equipment and other equipment no longer useful in the business of the Borrower or a Restricted Subsidiary, in each case determined and disposed of in the ordinary course of business;
     (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and
     (c) other dispositions of property during the term of this Agreement whose net book value in the aggregate does not exceed 10% of the Borrower’s total consolidated assets as shown on its balance sheet for its most recent prior fiscal quarter.
     Section 6.3. Plans. The Borrower shall not permit, and shall not allow any Subsidiary to permit, any event to occur or condition to exist that would permit any Plan to terminate under any circumstances that would cause the Lien provided for in § 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower shall not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.
     Section 6.4. Change in Nature of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any material change in the nature of the business of the Borrower or such Restricted Subsidiary, as carried on at the date hereof.
     Section 6.5. Negative Pledges; Subsidiary Restrictions. The Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement, bond, note, or other instrument with or for the benefit of any Person other than the Bank that would (a) except in connection with Liens permitted under Section 6.12, prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary, or (b) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Bank. The Borrower shall not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to the Borrower.
     Section 6.6. Restricted Payments. The Borrower shall not make any Restricted Payment if a Default or Event of Default has occurred or is continuing or a Default or Event of Default would exist after giving effect to the making of any such Restricted Payment immediately or by reference to pro forma compliance with under the most recent Compliance Certificate delivered by the Borrower pursuant to Section 5.1(c).
     Section 6.7. Transactions with Affiliates. The Borrower shall not, and shall permit any Restricted Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable than the Borrower, or such Restricted Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.
     Section 6.8. Accounting Changes. The Borrower shall not, and shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary.

     Section 6.9. Subordinated Debt. The Borrower shall not, and shall not permit any Restricted Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt that would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem, or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired, or adversely affected; or (e) omit to give the Bank prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.
     Section 6.10. Investments. The Borrower shall not, and shall not permit any Restricted Subsidiary to, acquire for value, make, have, or hold any Investments, except:
     (a) Investments existing on the date of this Agreement identified on Schedule 6.10.
     (b) Investments in Subsidiaries after the date of this Agreement, whether through the formation or acquisition of such Subsidiaries, as long as the Borrower has complied with Section 5.14, no Default or Event of Default then exists or would occur as a result of any such Investment, and if any such Investment occurs through an Acquisition, such Acquisition is a Permitted Acquisition.
     (c) Investments in joint ventures, provided that no Default or Event of Default then exists or would occur as a result of any such Investment.
     (d) Travel advances to management personnel and employees in the ordinary course of business.
     (e) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.
     (f) Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof that has (i) combined capital and surplus of at least $1,000,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is reasonably satisfactory to the Bank.
     (g) Commercial paper given the highest rating by a nationally recognized rating service.
     (h) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than 7 days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.
     (i) Other readily marketable Investments in debt securities that are reasonably acceptable to the Bank.
     (j) Any Investment that constitutes a Permitted Acquisition.
     (k) Any Investment arising under a Rate Protection Agreement or Foreign Currency Hedging Agreement permitted under Section 6.19.
     (l) Other Investments if the aggregate consideration therefor does not exceed $11,500,000, provided that no Default or Event of Default then exists or would occur as a result of any such Investment.
     Any Investments under clauses (e), (f), (g), or (h) above must mature within one year of the acquisition thereof by the Borrower or a Restricted Subsidiary.
     Section 6.11. Indebtedness. The Borrower shall not, and shall not permit any Restricted Subsidiary to, incur, create, issue, assume, or suffer to exist any Indebtedness, except:
     (a) The Obligations.
     (b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.
     (c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.11, including any extension or refinancing thereof as long as the interest rates and other financing charges and fees and the principal amount thereof are not increased.
     (d) Indebtedness for the purchase price of equipment used in the ordinary course of the Borrower’s business, provided, that in no event shall the amount of such purchase-money indebtedness with respect to any equipment exceed 100% of the fair market value of such equipment.
     (e) Indebtedness secured by Liens permitted under Section 6.12.
     (f) Indebtedness up to a maximum aggregate amount of $1,000,000 outstanding at any time incurred in the ordinary course of business and secured by Liens relating to purchase money financing or Capital Lease Obligations.
     (g) Any Indebtedness arising under a Rate Protection Agreement or Foreign Currency Hedging Agreement permitted under Section 6.19.
     Section 6.12. Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-

purchase, or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:
     (a) Liens at any time created in favor of the Bank.
     (b) Liens existing on the date of this Agreement and disclosed on Schedule 6.12.
     (c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions, or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.
     (d) Liens for taxes, fees, assessments, and governmental charges not delinquent or to the extent that payment therefor is not at the time required to be made in accordance with Section 5.4.
     (e) Liens of carriers, warehousemen, mechanics, and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor is not at the time required to be made in accordance with Section 5.4.
     (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance, or other similar bonds.
     (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off, or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that, as to each deposit account not maintained with the Bank, (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.
     (h) Encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented that do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.
     (i) The interest of any lessor under any Capitalized Lease entered into after the Effective Date or purchase money Liens on property acquired after the Effective Date; provided, that (i) the Indebtedness secured thereby is permitted by Section 6.11(f) and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.
     Section 6.13. Contingent Liabilities. The Borrower shall not, and shall not permit any Restricted Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and described on Schedule 6.13 and Contingent Obligations for the Bank’s benefit.

     Section 6.14. Cash Flow Leverage Ratio. The Borrower shall not permit the Cash Flow Leverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be more than 1.00 to 1.0.
     Section 6.15. Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be less than 2.00 to 1.0.
     Section 6.16. Quick Ratio. The Borrower shall not permit the Quick Ratio, as of the end of each fiscal quarter, to be less than 1.50 to 1.0.
     Section 6.17. Revolving Loan Proceeds. The Borrower shall not, and shall not permit any Subsidiary to, use any part of the proceeds of the Revolving Loan or Advances directly or indirectly, and whether immediately, incidentally, or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations U or X of the Board.
     Section 6.18. Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it sells or transfers any property, real or personal, and thereafter leases such property for the same or a substantially similar purpose or purposes as the property sold or transferred.
     Section 6.19. Rate Protection and Foreign Currency Hedging Agreements. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements and Foreign Currency Hedging Agreements.
ARTICLE VII.
EVENTS OF DEFAULT AND REMEDIES
     Section 7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
     (a) The Borrower fails to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Revolving Note or any other Obligation required to be paid to the Bank pursuant to this Agreement.
     (b) Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement, any other Loan Document, or any certificate, statement, report, or document herewith or hereafter furnished to the Bank pursuant to this Agreement or any other Loan Document proves to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.
     (c) The Borrower fails to comply with Sections 5.2 or 5.3 or any section of Article VI hereof.

     (d) The Borrower fails to comply with any agreement, covenant, condition, provision, or term in this Agreement (other than those hereinabove set forth in this Section 7.1), and such failure continues for 30 calendar days after the earliest of (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 5.1, or (iii) the date the Bank gives notice of such failure to the Borrower.
     (e) The Borrower or any Subsidiary (i) becomes insolvent or generally does not pay its debts as they mature, (ii) applies for, consents to, or acquiesces in the appointment of a custodian, trustee, or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof, or, in the absence of such application, consent, or acquiescence, a custodian, trustee, or receiver is appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and is not discharged within 45 days, or (iii) makes an assignment for the benefit of creditors.
     (f) Any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law is instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, (i) the Borrower or such Subsidiary has consented thereto or acquiesced therein, (ii) remains undismissed for 60 days, or (iii) an order for relief therein has been entered against the Borrower or such Subsidiary.
     (g) Any dissolution or liquidation proceeding not permitted by Section 6.1 is instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or any Subsidiary, is consented to or acquiesced in by the Borrower or such Subsidiary or remains for 45 days undismissed.
     (h) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate is rendered against the Borrower or a Restricted Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment is stayed during an appeal from such judgment.
     (i) The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Restricted Subsidiary is accelerated, or the Borrower or a Restricted Subsidiary fails to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event occurs or condition exists and continues for more than the period of grace, if any, applicable thereto and has the effect of causing such material Indebtedness to become due prior to its stated maturity, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this section, Indebtedness of the Borrower or a Restricted Subsidiary shall be deemed “material” if it exceeds $500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.
     (j) Any execution or attachment is issued whereby any substantial part of the property of the Borrower or any Restricted Subsidiary is taken or attempted to be taken and the same is not vacated or stayed within 30 days after the issuance thereof.
     (k) This Agreement at any time ceases to be in full force and effect or is judicially declared null and void, or the Borrower contests the validity or enforceability thereof.
     (l) Any Change of Control occurs.
     (m) The Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.
     (n) Any Material Adverse Occurrence occurs.
     Section 7.2. Remedies. If (a) any Event of Default described in Sections 7.1 (e), (f) or (g) occurs with respect to the Borrower, the Revolving Commitment shall automatically terminate, the Revolving Note and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default occurs and is continuing, the Bank may (i) declare the Revolving Commitment terminated, whereupon the Revolving Commitment shall terminate, (ii) declare the outstanding unpaid principal balance of the Revolving Note, the accrued and unpaid interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Revolving Note, all accrued and unpaid interest thereon, and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Revolving Note to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) or (b) of the preceding sentence the Bank may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.
     Section 7.3. Deposit Accounts; Offset In addition to the remedies set forth in Section 7.2, upon any Event of Default and thereafter while the same is continuing, the Borrower hereby irrevocably authorizes the Bank to set off any Obligations against all Deposits and any and all claims of the Borrower against the Bank. Such right shall exist whether or not the Bank has made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or Deposits are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty, or other security, right, or remedy available to the Bank. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff or enforcement right, it shall notify the Borrower of its exercise of such setoff or enforcement right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff or enforcement rights. Nothing in this

Agreement shall be deemed a waiver or prohibition of or restriction on the Bank’s rights of banker’s lien, setoff, and counterclaim available pursuant to law.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.1. Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification, or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same is in writing and signed by the Bank, and then such amendment, modification, waiver, or consent shall be effective only in the specific instance and for the purpose for which given.
     Section 8.2. Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay or reimburse the Bank upon demand for all reasonable out-of-pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Bank in certain matters), and/or the allocated costs of in-house counsel incurred from time to time, in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification, interpretation, collection, and enforcement of this Agreement and the other Loan Documents and any commitment letters relating thereto paid or incurred by the Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The Borrower’s obligations under this section shall survive any termination of this Agreement. The Bank acknowledges that it has received a deposit of $10,000 prior to the Effective Date which will be applied toward such expenses and fees described in Section 2.14 and this Section 8.2, with the Borrower paying such additional amounts as may be required to comply with this Section and Section 3.1(e).
     Section 8.3. Waivers, Etc. No failure on the part of the Bank or the holder of the Revolving Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.
     Section 8.4. Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier, or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party specifies to the other party hereto in writing. All periods of notice shall be measured from the date of delivery if manually delivered, from the date of sending if sent by facsimile transmission, from the first Banking Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II hereof shall be deemed to have been given only when received by the Bank.

     Section 8.5. Taxes. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes that may be payable with respect to the execution or delivery of this Agreement or the issuance of the Revolving Note, which obligation of the Borrower shall survive the termination of this Agreement.
     Section 8.6. Successors and Assigns; Participations; Purchasing Banks.
     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Note, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.
     (b) The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in a minimum amount of $500,000 in any Revolving Loan or other Obligation owing to the Bank, the Revolving Note, and the Revolving Commitment, or any other interest of the Bank hereunder. In the event of any such sale by the Bank of participating interests to a Participant, (i) the Bank’s obligations under this Agreement to the Borrower shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance thereof, (iii) the Bank shall remain the holder of the Revolving Note for all purposes under this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement, and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that the Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation, the right to consent or agree to any amendment, modification, consent, or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that the Bank will not consent or agree to any such amendment, modification, consent, or waiver with respect to the matters set forth in Sections 8.2(a) through (e) without the prior consent of such Participant. The Borrower agrees that if amounts outstanding under this Agreement and the Revolving Note are due and unpaid, or have been declared or have become due and payable upon an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Revolving Note to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement or the Revolving Note. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.4 and Section 2.6 with respect to its participation in the Revolving Commitment or Revolving Loan; provided, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the Bank would have been entitled to receive in respect of the amount of the participation transferred by the Bank to such Participant had no such transfer occurred.
     (c) The Borrower shall not be liable for any costs incurred by the Bank in effecting any participation under subparagraph (b) of this subsection and the Bank will reimburse the Borrower for such costs unless the Borrower has, by separate written agreement, agreed to pay such costs.

     (d) The Bank may disclose to any assignee or Participant and to any prospective assignee or Participant any and all financial information in the Bank’s possession concerning the Borrower or any Subsidiary that has been delivered to the Bank by or on behalf of the Borrower or any Subsidiary pursuant to this Agreement or that has been delivered to the Bank by or on behalf of the Borrower or any Subsidiary in connection with the Bank’s credit evaluation of the Borrower or any Subsidiary prior to entering into this Agreement, provided that prior to disclosing such information, the Bank shall first obtain the agreement of such prospective assignee or Participant to comply with the provisions of Section 8.7.
     (e) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U.S. Treasury Regulation 31 C.F.R § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
     (f) In connection with this Agreement, the other Loan Documents, and the transactions and any litigation relating thereto (including in connection with (i) the negotiation, preparation, and execution of the Loan Documents, (ii) the perfection of security interests, if any is hereafter granted, (iii) the completion of any filings or registrations, (iv) the obtaining of any consents, and (v) any present or future legal representation relating to the administration, amendment, modification, waiver, or enforcement of, or any restructuring or forbearance arrangement relating to, any Loan Document), Dorsey & Whitney LLP and any other counsel retained by the Bank in connection with any of such matters (collectively, the “Bank’s Counsel”) has only represented and shall only represent the Bank. The Borrower and each assignee or Participant of the Bank (by accepting an assignment or a participation under Section 8.6 hereof) agrees and acknowledges that the Bank’s Counsel does not represent it, and no attorney-client relationship exists between it and the Bank’s Counsel, in connection with any of the matters described in the preceding sentence.
     Section 8.7. Confidentiality of Information. The Bank shall use reasonable efforts, but in no event efforts that are less than the efforts the Bank exerts to maintain or protect the confidentiality of its own confidential information, to assure that information about the Borrower and its operations, affairs, and financial condition not generally disclosed to the public or to trade and other creditors that is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement, and any other relationship between the Bank and the Borrower shall not be divulged to any Person other than the Bank, its Affiliates, and their respective officers, directors, employees, and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Bank under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and Participants referred to in the immediately preceding section but only after such prospective assignee or Participant has executed the agreement referred to in Section 8.6(d), (d) if such information is generally available to the public other than as a result of disclosure by the Bank or any Participant, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor but only after such prospective counterparty or professional advisor has executed an agreement similar to the agreement described in Section 8.6(d), (f) to any nationally recognized rating agency that requires information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation, or judicial process, the opinion of the Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this section.
     Section 8.8. Governing Law and Construction. THE VALIDITY, CONSTRUCTION, AND ENFORCEABILITY OF THIS AGREEMENT AND THE REVOLVING NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument, or transaction contemplated thereby or relating thereto shall be interpreted so as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents, or any other statement, instrument, or transaction contemplated thereby or relating thereto is held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents, or any other statement, instrument, or transaction contemplated thereby or relating thereto.
     Section 8.9. Consent to Jurisdiction THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR CALIFORNIA STATE COURT SITTING IN ORANGE COUNTY, CALIFORNIA OR LOS ANGELES COUNTY, CALIFORNIA; AND THE PARTIES CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION MAY HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 8.10. Judicial Reference Agreement. (a) Any and all disputes, claims, and controversies arising out of the Loan Documents or the transactions contemplated thereby (including, but not limited to, actions arising in contract or tort and any claims by the Borrower against the Bank related in any way to the Revolving Loans) (individually, a “Dispute”) that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Section 8.10.
     (b) Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq. The referee shall be a retired California state court judge or an attorney licensed to practice law in the State of California with at least 10 years’ experience practicing commercial law. Neither the Borrower nor the Bank shall seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of the other party. If the Bank and the Borrower are unable to agree upon a referee within 10 calendar days after one party serves a written notice of intent for judicial reference upon the other party, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b).
     (c) The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.
     (d) Nothing in this Section 8.10 shall be deemed to apply to or limit the right of the Bank (i) to exercise self-help remedies such as (but not limited to) setoff, (ii) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (iii) to obtain from a court provisional or ancillary remedies (including, but not limited to, injunctive relief, a writ of possession, prejudgment attachment, a protective order, or the appointment of a receiver), or (iv) to pursue rights against any party in a third-party proceeding in any action brought against the Bank (including actions in bankruptcy court). The Bank may exercise the rights set forth in the foregoing clauses (i) through (iv), inclusive, before, during, or after the pendency of any judicial reference proceeding. Neither the exercise of self-help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies or the opposition to any such provisional remedies shall constitute a waiver of the right of any party, including, but not limited to, the claimant in any such action, to require submission to judicial reference of the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for judicial reference of any of Dispute.
     (e) If a Dispute includes multiple claims, some of which are found not subject to this Section 8.10, the Parties shall stay the proceedings of such Dispute or the part or parts thereof not subject to this Section 8.10 until all other Disputes or parts thereof are resolved in accordance with this Section 8.10. If there are Disputes by or against multiple parties, some of which are not subject to this Section 8.10, the Borrower and the Bank shall sever the Disputes subject to this Section 8.10 and resolve them in accordance with this Section 8.10. During the pendency of any Dispute that is submitted to judicial reference in accordance with this Agreement, each of the parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Section 8.10. The compensation of the referee shall not exceed the prevailing rate for like services. The prevailing party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the referee, a reimbursement of fees and costs paid during the pendency of a dispute in accordance with this Section 8.10(d), and other reasonable costs and disbursements charged to the party by its counsel, in such amount as the Referee determines.
     (f) In the event of any challenge to the legality or enforceability of this Section 8.10, the prevailing party shall be entitled to recover the costs and expenses from the non-prevailing party, including reasonable attorneys’ fees, incurred by it in connection with such challenge.
     (g) THIS SECTION 8.10 CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN THE BORROWER AND THE BANK WITHIN THE MEANING OF AND FOR PURPOSES OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638.
     Section 8.11. Survival of Agreement. All representations, warranties, covenants, and agreements made by the Borrower herein, in the other Loan Documents, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Bank and shall survive the making of the Revolving Loans by the Bank and the execution and delivery to the Bank by the Borrower of the Revolving Note, regardless of any investigation made by or on behalf of the Bank, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitment has not been terminated; provided, however, that the obligations of the Borrower under Sections 8.3, 8.6, and 8.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitment.
     Section 8.12. Indemnification. The Borrower hereby agrees to defend, protect, indemnify, and hold harmless the Bank and its Affiliates and the directors, officers, employees, attorneys, and agents of the Bank and its Affiliates (collectively, the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs, and expenses (including all reasonable fees and disbursements of counsel that may be incurred in the investigation or defense of any matter) imposed upon, incurred by, or asserted against any Indemnitee, whether direct, indirect, or consequential and whether based on any federal, state, local, or foreign laws or regulations (including securities laws, environmental laws, commercial laws, and regulations), under common law or on equitable cause, or on contract or otherwise:
     (a) by reason of, relating to, or in connection with the execution, delivery, performance, or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or
     (b) by reason of, relating to, or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder;
provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities, and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.
     This indemnification applies, without limitation, to any act, omission, event, or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this section. The indemnification provisions set forth above shall be in addition to any liability the Borrower otherwise has. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower in this section shall survive the payment in full of the other Obligations.
     Section 8.13. Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit, or describe the scope or intent of any provision of this Agreement.
     Section 8.14. Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations, or liabilities hereunder or thereunder.
     Section 8.15. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 8.16. Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower, the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection, or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank, and neither the Borrower nor any third party is entitled to rely thereon.
     Section 8.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges, and other amounts that are treated as interest on such Revolving Loan under applicable law (collectively, the “Charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate, and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this section shall be cumulated, and the interest and Charges payable to the Bank in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until the Bank has received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

UNIVERSAL ELECTRONICS INC.

By /s/ Bryan Hackworth

Title SVP CFO

Address for Borrower:
6101 Gateway Drive
Cypress, CA 90630
Fax: (714) 820-1151
Attention: Chief Financial Officer
with a required copy to:
6101 Gateway Drive
Cypress, CA 90630
Fax: (714) 820-1151
Attention: General Counsel

U.S. BANK NATIONAL ASSOCIATION

By /s/ Steven G. Krenik

Title Vice President

Address for Bank:
4100 Newport Place, Suite 900
Newport Beach, California 92660
Fax: (949) 863-2335
Attention: Steven G. Krenik
[Signature Page to Credit Agreement]